Exhibit (a)(9)

Technical Frequently Asked Questions

Where can I find answers to frequently-asked questions about the Option Exchange program?

You can find answers to Option Exchange Program frequently-asked questions by clicking this link, Options Exchange-Program Help.

What should I do if I find a discrepancy in my option details?

View your Saloman Smith Barney account at www.benefitaccess.com to verify your option grant details. If you still have questions about your option details, please send an email to OptionExchange@i2.com.

What is my username and password?

To access the Stock Option Exchange application, you use the same username/password as you did to access the Online Benefits Enrollment application. This username is your CSO.

If you did not use the Online Benefits Enrollment application or if you do not remember your username, you can retrieve your username by clicking this link, Retrieve my UserName and follow these steps:

Enter your person id and i2 e-mail address

Click Submit

Your username will be sent to your email account from ‘directory_services@i2.com’. You should receive this email within ten minutes of the request.

What do I do if I do not receive my username in my email box?

If you do not receive your username in your email inbox after requesting it through the Directory, you should create an IS Frontline trouble ticket.

What kind of security is provided by the application?

The Option Exchange application resides on a server using SSL data encryption, and the application and database reside completely inside of the i2 network. All users are restricted to accessing their own data.

How do I electronically sign my elections?

To finalize your exchange elections, please remember that you must agree to provide your digital signature. You do so by clicking the “I have read and agree to the terms of using my digital signature. I hereby digitally sign my completed selections above.” button at the bottom of the screen.

You can confirm your digital signature by printing your exchange elections. Your digital signature will appear near the bottom of the printed document.

Which web browser should I use?

The design of this application has been optimized for use with Microsoft Internet Explorer (IE); therefore, you are encouraged to use IE with this application.

How do I print the exchange terms and my option elections?

To print your exchange elections, you can click the PRINT link at the top of the screen. This will open a new window with a printable version of the exchange terms and option elections. You can then select the File | Print menu option or use the Control-P shortcut to print.

Who do I contact for additional help?

If you have any questions about the Option Exchange program, please send an email to OptionExchange@i2.com.

If you encounter any technical difficulty in using this application, please create an IS Frontline trouble ticket.